Exhibit 99.1

For Release on November 6, 2012

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. COMMENCES A SOLICITATION OF LENDERS

TO AMEND TERM LOAN FACILITY FOR SPECIAL ONE-TIME DIVIDEND

New York, NY – November 6, 2012—On November 6, 2012, Town Sports International Holdings, Inc. (the “Company”) announced that it is commencing soliciting lenders to participate in an amendment to its senior secured credit facility to, among other things, borrow up to an additional $75 million. The Company expects the facility to be arranged by Deutsche Bank Securities Inc. The Company intends to use the proceeds from the new borrowing, together with cash on hand, to pay a special one-time cash dividend to its stockholders (including corresponding cash bonus payments to certain option holders) on a record date to be determined by the Board in an aggregate amount of approximately $92 million, or approximately $3.75 per share. If the Company is not able to obtain the amendment on satisfactory terms, it still intends to consider the declaration of a special one-time cash dividend. Based upon the Company’s current cash balances, restrictions contained in its senior secured credit facility and other relevant factors, in the absence of such amendment, the Company currently expects any such dividend, if declared, to be in aggregate amount not to exceed $30 million, or approximately $1.20 per share.

In addition, the amendment to the senior secured credit facility would provide for a waiver of any prepayment required to be paid using the Company’s excess cash flow for the period ending December 31, 2012, amend the restricted payments covenant to permit the payment of the dividend and bonus payments and permit adjustments to the Company’s calculation of consolidated EBITDA with respect to the bonus payments and with respect to fees and expenses associated with certain permitted transactions.

The Company is seeking to close on the new borrowing during November 2012 subject to, among other factors, receipt of satisfactory pricing terms and market conditions, and to pay the special one-time cash dividend to its stockholders in December 2012. The declaration, amount, timing and payment of any special dividend to its stockholders will be subject to the sole discretion of the Company’s Board of Directors and the terms of the Company’s senior secured credit facility, as it may be amended. The Company’s decision to declare a special dividend and if so, the amount of such dividend, will depend on a variety of factors, including the Company’s ability to amend its credit facility on terms acceptable to it; the Company’s results of operations, cash requirements and financial condition; the Company’s ability to pay dividends under applicable Delaware state law; and any other factors deemed relevant by the Company’s Board of Directors. There can be no assurance that the Company will be able to borrow the additional funds sought or that the Board of Directors will declare a special dividend, or if the Board of Directors does declare a dividend, the amount of such dividend.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements relating to the Company’s intention and ability to borrow additional amounts under its senior secured credit facility and its current consideration of a special one-time cash dividend and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the ability of the Company to receive lender consents to the amendment to its senior secured credit facility, the actual declaration, amount, timing and payment of any special dividend, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual events or results may differ materially from anticipated events or results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 160 fitness clubs as of September 30, 2012, comprising 108 New York Sports Clubs, 25 Boston Sports Clubs, 18 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 522,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com